EXHIBIT 99.1

Contacts:	Roy I. Lamoreaux	A. Patrick Diamond
	Manager, Investor Relations	Vice President
	713-646-4222 – 800-564-3036	713-646-4487 – 800-564-3036
FOR IMMEDIATE RELEASE
OXY To Acquire 10% Interest in the General Partner of
Plains All American Pipeline, L.P.
     (Houston – July 2, 2008) Plains All American Pipeline, L.P. (NYSE: PAA) announced today that a wholly owned subsidiary of Occidental Petroleum Corporation (“OXY”), has entered into definitive agreements to acquire an aggregate 10% equity interest in the general partner of PAA directly from the existing owners. Closing is expected to occur within the next 30 to 45 days and is subject to certain customary closing conditions. The purchase price was not disclosed.
     “OXY is a well respected, large and financially strong energy industry participant and we believe their investment in PAA’s general partner is an attractive transaction for PAA,” said Greg L. Armstrong, Chairman and CEO of Plains All American. “Over the next several years, we look forward to exploring potential mutually beneficial opportunities with regard to the respective midstream activities of PAA and OXY. In addition, to align OXY’s ownership interests with those of PAA’s limited partners and help fund PAA’s continued growth, OXY has committed to invest in common units in conjunction with PAA’s future capital raising efforts.”
     Armstrong stated that all of the current general partner owners will continue to be owners following the closing of the transactions. The sale of certain of the interests is subject to receipt of approvals by lenders to one of the owners. However, to facilitate the certainty of the transaction, other owners have agreed to sell additional interests such that OXY will acquire an aggregate 10% equity interest, even if such lender approvals are not obtained. In either event, the current control positions with respect to the general partner will not be affected as a result of this transaction.
     Armstrong noted that OXY will have observer rights with respect to the board of directors of PAA’s general partner and, under certain circumstances involving changes in PAA’s upper-level management, will receive the right to designate an additional director to the board. No near-term change to the board of directors is expected as a result of the transaction.
     Plains All American Pipeline, L.P. is a publicly traded master limited partnership engaged in the transportation, storage, terminalling and marketing of crude oil, refined products and liquefied petroleum gas and other natural gas related petroleum products. Through its 50% ownership in PAA/Vulcan Gas Storage LLC, the partnership is also engaged in the development and operation of natural gas storage facilities. The Partnership is headquartered in Houston, Texas.

Forward-Looking Statements
     Except for the historical information contained herein, the matters discussed in this news release (including statements regarding the benefits of Oxy’s investment in the Partnership and future growth opportunities) are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from results anticipated in the forward-looking statements. These risks and uncertainties include, among other things: failure to implement or capitalize on planned internal growth projects; the success of our risk management activities; environmental liabilities or events that are not covered by an indemnity, insurance or existing reserves; maintenance of our credit rating and ability to receive open credit from our suppliers and trade counterparties; abrupt or severe declines or interruptions in outer continental shelf production located offshore California and transported on our pipeline system; shortages or cost increases of power supplies, materials or labor; the availability of adequate third party production volumes for transportation and marketing in the areas in which we operate and other factors that could cause declines in volumes shipped on our pipelines by us and third party shippers, such as declines in production from existing oil and gas reserves or failure to develop additional oil and gas reserves; fluctuations in refinery capacity in areas supplied by our mainlines and other factors affecting demand for various grades of crude oil, refined products and natural gas and resulting changes in pricing conditions or transportation throughput requirements; the availability of, and our ability to consummate, acquisition or combination opportunities; the successful integration and future performance of acquired assets and businesses and the risks associated with operating in lines of business that are distinct and separate from our historical operations; our access to capital to fund additional acquisitions and our ability to obtain debt or equity financing on satisfactory terms; unanticipated changes in crude oil market structure and volatility (or lack thereof); the impact of current and future laws, rulings, governmental regulations and interpretations; the effects of competition; continued creditworthiness of, and performance by, our counterparties, including financial institutions and trading companies with which we do business; interruptions in service and fluctuations in tariffs or volumes on third-party pipelines; increased costs or lack of availability of insurance; fluctuations in the debt and equity markets, including the price of our units at the time of vesting under our long-term incentive plans; the currency exchange rate of the Canadian dollar; weather interference with business operations or project construction; risks related to the development and operation of natural gas storage facilities; future developments and circumstances at the time distributions are declared; general economic, market or business conditions; and other factors and uncertainties inherent in the transportation, storage, terminalling, and marketing of crude oil, refined products and liquefied petroleum gas and other natural gas related petroleum products discussed in the Partnership’s filings with the Securities and Exchange Commission.
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